Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Communications & External Affairs	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH – NYSE

Parker Reports Record Sales, Net Income and Earnings per Share for the Fiscal 2012 Third Quarter

•	Sales Reached a Third Quarter Record of $3.4 billion

•	Earnings Per Diluted Share Increased 20 percent to All-Time Quarterly Record of $2.01

•	Operating Cash Flow Year-to-Date Exceeded $1 billion

•	Company Exceeds Guidance and Increases Outlook for Full Year Earnings

CLEVELAND, April 24, 2012 – Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2012 third quarter ended March 31, 2012. Fiscal 2012 third quarter sales were $3.4 billion, a third quarter record and an increase of 4.7 percent from $3.2 billion in the prior year quarter. Net income was an all-time quarterly record at $312.7 million, an increase of 11.0 percent compared with $281.6 million in the third quarter of fiscal 2011. Fiscal 2012 third quarter earnings per diluted share were an all-time quarterly record at $2.01, an increase of 19.6 percent compared with $1.68 in the prior year quarter. Cash flow from operations for the first nine months of fiscal 2012 was $1,006.5 million, or 10.3 percent of sales, compared with $799.9 million, or 9.0 percent of sales, for the first nine months of fiscal 2011.

“This quarter’s results benefitted, in part, from the favorable resolution of prior year tax filings, however, all-time record quarterly earnings were largely achieved as a result of strong operating performance in North America,” said Chairman, CEO and President, Don Washkewicz. “Our organic sales growth was 6 percent, led by a double-digit increase in the North America Industrial segment, while currency translation negatively affected sales by 1 percent. Internationally, results outpaced expectations for the quarter and market conditions remain stable. Total company segment operating margin remained strong and represented a third quarter record at 15.1 percent, primarily driven by record third quarter operating margins in the Industrial North America segment. Year-to-date, operating cash flow is very strong at 10.3 percent of sales and we continue to invest for growth including our recently completed acquisition of Snap-tite Incorporated to expand our presence in fluid power and process control markets.”

Segment Results

In the Industrial North America segment, third quarter sales increased 11.6 percent to $1.3 billion, and operating income was $227.0 million compared with $189.5 million in the same period a year ago.

In the Industrial International segment, third quarter sales declined 0.5 percent to $1.3 billion, and operating income was $195.1 million compared with $199.8 million in the same period a year ago.

In the Aerospace segment, third quarter sales increased 7.7 percent to $542.8 million, and operating income was $65.9 million compared with $69.0 million in the same period a year ago.

In the Climate and Industrial Controls segment, third quarter sales declined 6.0 percent to $248.7 million, and operating income was $23.2 million compared with $22.6 million in the same period a year ago.

Orders

Parker reported an increase of 2 percent in orders for the quarter ending March 31, 2012, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders increased 7 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders declined 1 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders increased 4 percent in the Aerospace segment on a rolling 12-month average basis.

•	Orders declined 6 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2012, the company has increased its guidance for earnings from continuing operations to the range of $7.30 to $7.50 per diluted share.

Washkewicz added, “Reflecting our strong outperformance relative to guidance, Parker is increasing our earnings outlook for the year. The Company remains on pace to deliver an all-time record year in fiscal 2012.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2012 third quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site at www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $12 billion in fiscal year 2011, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 58,000 people in 47 countries around the world. Parker has increased its annual dividends paid to shareholders for 55 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated cost savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - MARCH 31, 2012

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2012	2011	2012	2011
Net sales	$3,393,563	$3,240,103	$9,734,276	$8,936,040
Cost of sales	2,590,315	2,463,083	7,386,079	6,796,685

Gross profit	803,248	777,020	2,348,197	2,139,355
Selling, general and administrative expenses	377,479	375,069	1,132,635	1,054,332
Interest expense	22,313	24,619	69,303	74,883
Other expense (income), net	2,629	(12,385)	(5,100)	(22,191)

Income before income taxes	400,827	389,717	1,151,359	1,032,331
Income taxes	88,138	108,069	298,169	269,835

Net income	312,689	281,648	853,190	762,496
Less: Noncontrolling interests	615	2,059	3,332	5,556

Net income attributable to common shareholders	$312,074	$279,589	$849,858	$756,940

Earnings per share attributable to common shareholders:

Basic earnings per share	$2.07	$1.72	$5.61	$4.68

Diluted earnings per share	$2.01	$1.68	$5.49	$4.58

Average shares outstanding during period - Basic	151,017,910	162,160,426	151,472,380	161,711,394
Average shares outstanding during period - Diluted	154,944,246	166,690,347	154,904,549	165,270,482

Cash dividends per common share	$.39	$.32	$1.13	$.88

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2012	2011	2012	2011
Net sales
Industrial:
North America	$1,315,357	$1,178,714	$3,703,526	$3,289,098
International	1,286,751	1,293,047	3,794,678	3,533,259
Aerospace	542,760	503,806	1,536,757	1,400,116
Climate & Industrial Controls	248,695	264,536	699,315	713,567

Total	$3,393,563	$3,240,103	$9,734,276	$8,936,040

Segment operating income
Industrial:
North America	$226,986	$189,463	$645,951	$538,254
International	195,065	199,798	569,224	551,374
Aerospace	65,925	68,984	204,824	176,404
Climate & Industrial Controls	23,203	22,577	52,818	53,630

Total segment operating income	511,179	480,822	1,472,817	1,319,662
Corporate general and administrative expenses	38,377	41,734	142,529	112,681

Income before interest and other	472,802	439,088	1,330,288	1,206,981
Interest expense	22,313	24,619	69,303	74,883
Other expense	49,662	24,752	109,626	99,767

Income before income taxes	$400,827	$389,717	$1,151,359	$1,032,331

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands)	March 31, 2012	June, 30 2011	March 31, 2011
Assets
Current assets:
Cash and cash equivalents	$773,459	$657,466	$1,107,955
Accounts receivable, net	2,061,501	1,977,856	1,950,980
Inventories	1,429,014	1,412,153	1,390,862
Prepaid expenses	100,336	111,934	89,692
Deferred income taxes	132,991	145,847	151,840

Total current assets	4,497,301	4,305,256	4,691,329
Plant and equipment, net	1,721,970	1,797,179	1,788,377
Goodwill	2,926,311	3,009,116	2,976,232
Intangible assets, net	1,096,306	1,177,722	1,191,072
Other assets	647,236	597,532	729,852

Total assets	$10,889,124	$10,886,805	$11,376,862

Liabilities and equity
Current liabilities:
Notes payable	$273,907	$75,271	$173,233
Accounts payable	1,148,939	1,173,851	1,085,126
Accrued liabilities	872,547	909,147	844,852
Accrued domestic and foreign taxes	193,907	232,774	237,209

Total current liabilities	2,489,300	2,391,043	2,340,420
Long-term debt	1,515,217	1,691,086	1,683,731
Pensions and other postretirement benefits	848,521	862,938	1,341,920
Deferred income taxes	141,467	160,035	159,777
Other liabilities	308,151	293,367	267,285
Shareholders’ equity	5,577,592	5,383,854	5,481,908
Noncontrolling interests	8,876	104,482	101,821

Total liabilities and equity	$10,889,124	$10,886,805	$11,376,862

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended March 31,
(Dollars in thousands)	2012	2011
Cash flows from operating activities:
Net income	$853,190	$762,496
Depreciation and amortization	244,403	254,125
Stock incentive plan compensation	64,102	56,792
Net change in receivables, inventories, and trade payables	(191,071)	(239,968)
Net change in other assets and liabilities	85,060	(35,202)
Other, net	(49,223)	1,690

Net cash provided by operating activities	1,006,461	799,933

Cash flows from investing activities:
Acquisitions (net of cash of $6,802 in 2012 and $385 in 2011)	(31,004)	(60,227)
Capital expenditures	(154,097)	(158,455)
Proceeds from sale of plant and equipment	15,560	23,818
Other, net	(16,381)	(8,251)

Net cash (used in) investing activities	(185,922)	(203,115)

Cash flows from financing activities:
Net (payments for) proceeds from common stock activity	(312,545)	4,198
Acquisition of noncontrolling interests	(147,441)	—
Net proceeds from debt	47,763	15,035
Dividends	(178,606)	(142,906)

Net cash (used in) financing activities	(590,829)	(123,673)

Effect of exchange rate changes on cash	(113,717)	59,284

Net increase in cash and cash equivalents	115,993	532,429
Cash and cash equivalents at beginning of period	657,466	575,526

Cash and cash equivalents at end of period	$773,459	$1,107,955